Exhibit 1.1

EXECUTION VERSION

PENN VIRGINIA CORPORATION

(a Virginia corporation)

27,500 Shares of 6.00% Convertible Perpetual Preferred Stock, Series B

(par value $100.00 per share)

Purchase Agreement

June 11, 2014

RBC Capital Markets, LLC

As Representative of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o RBC Capital Markets, LLC

3 World Financial Center

200 Vesey Street

New York, New York 10281-8098

Ladies and Gentlemen:

Penn Virginia Corporation, a Virginia corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), an aggregate of 27,500 shares of 6.00% Convertible Perpetual Preferred Stock, Series B (the “Preferred Stock”) that are represented by 2,750,000 depositary shares (the “Depositary Shares”, and together with the Preferred Stock, the “Firm Shares”) deposited against delivery of depositary receipts (the “Depositary Receipts”) evidencing the Depositary Shares that are to be issued by the Depositary (the “Depositary”) under the Deposit Agreement dated the Closing Date (as hereinafter defined) among the Company, the Depositary and the holders of Depositary Receipts issued thereunder, and, at the option of the Initial Purchasers, up to an additional 5,000 shares of Preferred Stock of the Company that are represented by 500,000 Depositary Shares (such Depositary Shares together with such Preferred Stock, the “Option Shares”). The Firm Shares and the Option Shares are herein referred to as the “Shares.” The shares of Preferred Stock to be outstanding after giving effect to the sale of the Shares are herein referred to as the “Stock.” The Shares will be convertible, subject to certain conditions set forth in the articles of amendment establishing the Shares (the “Articles of Amendment”), for shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), in accordance with the terms of the Shares. “Underlying Shares,” as used herein, means the maximum number of shares of Common Stock issuable upon conversion of the Shares (including the maximum number of shares of Common Stock that may be issued upon conversion of the Shares in connection with a Fundamental Change (as described in the Time of Sale

Information). To the extent there are no additional Initial Purchasers listed on Schedule 1 other than you, the term Representative as used herein shall mean you, as Initial Purchasers, and the terms Representative and Initial Purchasers shall mean either the singular or plural as the context requires.

The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and sale of the Shares, as follows:

1. The Shares will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated June 9, 2014 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Shares. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Shares by the Initial Purchasers in the manner contemplated by this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.

At or prior to the time when sales of the Shares were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex B hereto. In addition, you have informed us that the Initial Purchasers have or will provide the pricing term sheet substantially in the form of Annex C hereto to prospective purchasers prior to confirming sales.

2. Purchase and Resale of the Shares by the Initial Purchasers.

(a) The Company agrees to issue and sell the Firm Shares to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective number of Depositary Shares set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price per Depositary Share (the “Purchase Price”) of $96.625.

In addition, the Company agrees to issue and sell the Option Shares to the several Initial Purchasers as provided in this Agreement, and the Initial Purchasers, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price.

If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Initial Purchaser shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Depositary Shares set forth opposite the name of such Initial Purchaser in Schedule 1 hereto (or such number increased as set forth in Section 10 hereof) bears to the aggregate number of Depositary Shares being purchased from the Company by the several Initial Purchasers, subject, however, to such adjustments to eliminate any fractional Shares as the Representative in its sole discretion shall make.

The Initial Purchasers may exercise the option to purchase the Option Shares at any time in whole, or from time to time in part, only for the purpose of covering over-allotments which may be made in connection with the offering and resale of the Firm Shares, on or before the thirtieth day following the date of this Agreement, by written notice from the Representative to the Company. Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for which may be the same date and time as the Closing Date but shall not be earlier than the Closing Date nor later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.

(b) The Company understands that the Initial Purchasers intend to offer the Shares for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Shares or the Underlying Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Shares as part of their initial offering except within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Shares is aware that such sale is being made in reliance on Rule 144A.

(c) Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to

Sections 6(g), 6(h) and 6(i), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above, and each Initial Purchaser hereby consents to such reliance.

(d) The Company acknowledges and agrees that the Initial Purchasers may offer and sell Shares to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Shares purchased by it to or through any Initial Purchaser.

(e) Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representative in the case of the Firm Shares, at the offices of Davis Polk & Wardwell LLP, at 10:00 A.M. New York City time on June 16, 2014, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing or, in the case of the Option Shares, on the date and at the time and place specified by the Representative in the written notice of the Initial Purchasers’ election to purchase such Option Shares. The time and date of such payment and delivery (through the facilities of The Depository Trust Company) for the Firm Shares is referred to herein as the “Closing Date” and each time and date for such payment and delivery for the Option Shares, if other than the Closing Date, is herein referred to as an “Additional Closing Date.”

Payment for the Shares to be purchased on the Closing Date or any Additional Closing Date, as the case may be, shall be made against delivery to the Representative for the respective accounts of the several Initial Purchasers of the Shares to be purchased on such date in definitive form registered in such names and in such denominations as the Representative shall request in writing not later than two full business days prior to the Closing Date or any Additional Closing Date, as the case may be, with any transfer taxes payable in connection with the sale of such Shares duly paid by the Company.

(f) The Company acknowledges and agrees that each Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representative nor any other Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company.

3. Representations and Warranties of the Company. The Company represents and warrants to each Initial Purchaser that:

(a) Preliminary Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Offering Memorandum has been omitted therefrom.

(c) Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex B hereto, including a term sheet substantially in the form of Annex C hereto, which constitute part of the Time of Sale Information, and (iv) each electronic road show and any other written communications approved in writing in advance by the Representative. Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and at the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(d) Offering Memorandum. As of the date of the Offering Memorandum and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(e) Incorporated Documents. The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information, when filed with the Commission did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Time of Sale Information and the Offering Memorandum present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby.

(g) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, (i) there has not been any material change in the capital stock or material change in the long-term debt of the Company or any of its subsidiaries, or any material dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’

equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, in each case that is material to the Company and its subsidiaries taken as a whole, except in each case as otherwise disclosed in the Time of Sale Information and the Offering Memorandum.

(h) Organization and Good Standing. The Company and each of its significant subsidiaries have been duly organized or formed, as applicable, and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”). The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule 2 to this Agreement. The subsidiaries listed in Schedule 3 to this Agreement are the only significant subsidiaries of the Company (the “Significant Subsidiaries”).

(i) Capitalization. The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; all the outstanding shares of capital stock of the Company that will be outstanding immediately prior to the Closing Date will have been duly and validly authorized and issued and will be fully paid and non-assessable and will not be subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Time of Sale Information and the Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum; all of the issued partnership interests, limited liability company interests or shares of capital stock, as applicable, of each Significant Subsidiary have been duly authorized and validly issued in accordance with the organizational documents of such Significant Subsidiary, and are (except for general partner interests) fully paid (to the extent required under such Significant Subsidiary’s organizational documents) and non-assessable, except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act, Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and Sections 3-303 and 3-607 of the Texas Revised Limited Partnership Act, as applicable; all shares of capital stock, limited liability company interests or limited partnership interests (except for directors’ qualifying shares or interests) of the Significant Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than as described in loan or credit agreements filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 or Current Report on Form 8-K filed May 15, 2014.

(j) Due Authorization. The Company has the corporate power and authority to execute and deliver this Agreement, the Articles of Amendment and the Deposit Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement, the Articles of Amendment and the Deposit Agreement and the consummation by it of the transactions contemplated hereby or by the Time of Sale Information and the Offering Memorandum has been duly and validly taken.

(k) Purchase Agreement, Articles of Amendment and Deposit Agreement. This Agreement, the Articles of Amendment and the Deposit Agreement have been duly authorized, executed and delivered by the Company.

(l) The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued and will be fully paid and non-assessable and will conform to the descriptions thereof in the Time of Sale Information, the Offering Memorandum and the Articles of Amendment; and the issuance of the Shares is not subject to any preemptive or similar rights.

(m) Underlying Shares. When the Shares are issued and delivered and paid for pursuant to this Agreement, such Shares will be convertible into the applicable number of Underlying Shares in accordance with their terms. The Underlying Shares initially issuable upon conversion of such Shares have been duly authorized and reserved for issuance upon such conversion and, when issued upon conversion of the Shares, will be validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

(n) Articles of Amendment. The Articles of Amendment conform in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(o) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p) No Conflicts. Except as is disclosed in the Offering Memorandum, the execution, delivery and performance by the Company of this Agreement, the Articles of Amendment, the Conversion Agreements to be entered into by the Company and certain holders of Convertible Preferred Stock, Series A, dated June 16, 2014 (the “Conversion Agreement”) and the Deposit Agreement, the issuance and sale of the Shares, the issuance of the Underlying Shares upon conversion of the Shares and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority and, solely with respect to clauses (i) and (iii), except for such breach, violation, default lien, charge or encumbrance that would not be reasonably expected to have a Material Adverse Effect.

(q) No Consents Required. Except as is disclosed in the Offering Memorandum, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company is required for the execution, delivery and performance by the Company of this Agreement, the Articles of Amendment , the Conversion Agreements or the Deposit Agreement, the issuance and sale of the Shares, the issuance of the Underlying Shares upon conversion of the Shares and the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Shares by the Initial Purchasers.

(r) Legal Proceedings. Except as described in the Time of Sale Information and the Offering Memorandum, (i) there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject and (ii) no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority, in the case of (i) or (ii) that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations hereunder.

(s) Independent Accountants. KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries which are incorporated by reference in the Time of Sale Information and the Offering Memorandum, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(t) Title to Real and Personal Property. Except as otherwise disclosed in the Time of Sale Information and the Offering Memorandum, the Company and its subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) arise under loan or credit agreements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 or Current Reports on Form 8-K filed May 15, 2014, or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(u) Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the Company and its subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others.

(v) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(w) Taxes. The Company and its subsidiaries have paid all federal, state, local and foreign taxes (other than those which are being contested in good faith and for which appropriate reserves have been established or which, if not paid, would not reasonably be expected to have a Material Adverse Effect) and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Time of Sale Information and the Offering Memorandum, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets that would reasonably be expected to have a Material Adverse Effect.

(x) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Time of Sale Information and the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Time of Sale Information and the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(y) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened, except as would not reasonably be expected to have a Material Adverse Effect.

(z) Reserve Report Data. The oil and gas reserve estimates of the Company and any of its subsidiaries as of December 31, 2013 contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum have been based in part on reports prepared by independent reserve engineers in accordance with the Commission guidelines applied on a consistent basis throughout the periods involved. Other than production of the reserves in the ordinary course of business and intervening product price fluctuations or as described in the Time of Sale Information and the Offering Memorandum, the Company is not aware of any facts or circumstances that, taken together, would reasonably be expected to have a material adverse effect on the reserves or the present value of the future net cash flows therefrom as described in the Time of Sale Information or the Offering Memorandum.

(aa) Environmental Laws. Except as disclosed in Time of Sale Information or the Offering Memorandum, (i) the Company and its subsidiaries (x) are, and at all prior times within the last five years were, in compliance with any and all applicable federal, state and local laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of each of (x), (y) or (z) above, for any such failure to comply, or failure to receive required permits, licenses, certificates or other authorizations or approvals, or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) there are no costs (including capital expenditures), obligations or liabilities associated with Environmental Laws or hazardous or toxic substances or wastes, pollutants or contaminants of or relating to the Company or its subsidiaries, except for such costs, obligations or liabilities as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) there are no proceedings that are pending or, to the knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries under any Environmental Laws other than such proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(bb) Compliance with ERISA. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), excluding any multi-employee plan, within the meaning of Section 3(37) of ERISA, for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) has any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) none of the Company, nor any member of its Controlled Group contributes to, or has during the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA; (iv) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no such Plan has failed to satisfy the minimum funding standards applicable to such Plan, whether or not waived; (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan.

(cc) Disclosure Controls. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(dd) Accounting Controls. The Company maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls.

(ee) Insurance. The Company and its subsidiaries have insurance in such amounts and insuring against such losses and risks as are reasonably adequate to protect the Company and its subsidiaries and their respective businesses.

(ff) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(gg) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(jj) Rule 144A Eligibility. On the Closing Date, the Shares will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information, as of the Time of Sale, and the Offering Memorandum, as of its date, contains or will contain all the information that, if requested by a prospective purchaser of the Shares, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(kk) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Shares in a manner that would require registration of the Shares or the Underlying Shares under the Securities Act.

(ll) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Shares or the Underlying Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(mm) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 2(b) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Shares to the Initial Purchasers and the offer, resale and delivery of the Shares by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Shares under the Securities Act.

(nn) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(oo) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(pp) Sarbanes-Oxley Act. The Company is, and to the knowledge of the Company, its officers and directors are, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(qq) Conversion. The Company has reserved and will keep available at all times, free of preemptive or similar rights, the Underlying Shares.

4. Further Agreements of the Company. The Company covenants and agrees with each Initial Purchaser that:

(a) Delivery of Copies. The Company will deliver to the Initial Purchasers, without charge, as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto and documents incorporated by reference therein) as the Representative may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects.

(c) Additional Written Communications. Before preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.

(d) Notice to the Representative. The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Shares as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Shares and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial offering of the Shares (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.

(f) Blue Sky Compliance. The Company will qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Shares; provided, that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Clear Market. For a period of 90 days after the date of the offering of the Shares, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, the Stock or any shares of the Company’s common stock or securities convertible into or exchangeable or exercisable for the Stock or any shares of the Company’s common stock (other than the Shares and any securities issued under the Company’s existing employee stock incentive plan or existing directors compensation plan), or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the Representative. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions set forth in this paragraph shall not apply to the proposed filing by the Company of a shelf registration statement on Form S-3 (the “Proposed Shelf Filing”); provided that during the 90-day period, the restrictions set forth in this paragraph above shall apply to any securities registered pursuant to the Proposed Shelf Filing.

(h) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares as described in the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds.”

(i) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares and will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Shares contemplated hereby.

(j) Supplying Information. While the Shares remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Shares, prospective purchasers of the Shares designated by such holders and securities analysts, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k) No Resales by the Company. For so long as any of the Shares or the Underlying Shares are outstanding, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Shares or the Underlying Shares that have been acquired by any of them, except for Shares or Underlying Shares purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act or in a transaction in compliance with Rule 144 under the Securities Act.

(l) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Shares in a manner that would require registration of the Shares or the Underlying Shares under the Securities Act.

(m) No General Solicitation or Directed Selling Efforts. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Shares or the Underlying Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

5. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Shares other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex B or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Shares and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase the Firm Shares on the Closing Date or the Option Shares on any Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or any Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or any Additional Closing Date, as the case may be.

(b) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities or preferred stock of or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities or preferred stock of or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c) No Material Adverse Change. No material change in the capital stock or long-term debt of the Company and no event or condition of a type described in Section 3(f)/3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or any Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d) Officers’ Certificate. The Representative shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Representative (i) confirming that such officers have carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the best knowledge of such officers, the representations set forth in Sections 3(b) or 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e) Accounting Comfort Letters. On the date of this Agreement and on the Closing Date or any Additional Closing Date, as the case may be, KPMG LLP shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum; provided, that the letter delivered on the Closing Date or any Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date and any such Additional Closing Date, as the case may be.

(f) Reserves Comfort Letter. On the date of this Agreement and on the Closing Date or any Additional Closing Date, as the case may be, Wright & Company shall have furnished to the Representative, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, stating the conclusions and findings of such firm with respect to the oil and gas reserves of the Company as of December 31, 2013 addressed to the Initial Purchasers and the Board of Directors of the Company.

(g) Opinion of Special Counsel for the Company. Vinson & Elkins L.L.P., special counsel for the Company, shall have furnished to the Representative, at the request of the Company, its written opinion, dated the Closing Date or any Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex A-1 hereto.

(h) Opinion of Virginia Counsel for the Company. Hunton & Williams LLP, special Virginia counsel for the Company shall have furnished to the Representative, at the request of the Company, its written opinion, dated the Closing Date or any Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex A-2 hereto.

(i) Opinion of General Counsel for the Company. Nancy M. Snyder, General Counsel for the Company, shall have furnished to the Representative, at the request of the Company, her written opinion, dated the Closing Date or any Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex A-3 hereto.

(j) Opinion of Counsel for the Initial Purchasers. The Initial Purchasers shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, an opinion letter and a 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(k) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or any Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or any Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares.

(l) Good Standing. The Representative shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and the Significant Subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(m) Deposit Agreement. The Deposit Agreement shall have been executed and delivered by each party thereto.

(n) Articles of Amendment. The Company shall have executed and delivered the Articles of Amendment.

(o) Organizational Documents. On or prior to the Closing Date, (i) the Articles of Amendment shall have been filed with the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia and shall have been declared effective and (ii) the Company’s bylaws shall have been amended to provide for an increase in the size of the Company’s board of directors in the event the holders of Preferred Stock have the right to elect directors.

(p) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Representative and certain executive officers and directors of the Company listed on Schedule 4 hereto relating to sales and certain other dispositions of the Common Stock and certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date or any Additional Closing Date, as the case may be.

(q) Additional Documents. On or prior to the Closing Date or any Additional Closing Date, as the case may be, the Company shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

(r) Listing of Underlying Shares. The Underlying Shares shall have been approved for listing, subject to notice of issuance, on the New York Stock Exchange, and evidence thereof shall have been provided to the Initial Purchasers.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser or through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b) Indemnification of the Company. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser or through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information (including any of the other Time of Sale Information that has subsequently been amended), any Issuer Written Communication, any road show or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by any Initial Purchaser consists of the following information in the Offering Memorandum furnished on behalf of each Initial Purchaser; the information contained in the tenth and eleventh paragraphs under the caption “Plan of Distribution”, and the information in the Offering Memorandum furnished on behalf of the Initial Purchasers regarding their status or their affiliates’ status as lenders under the Company’s existing credit facility (the “Credit Facility”) and that they or their affiliates will receive a portion of the net proceeds from the Shares offered hereby to repay indebtedness outstanding under the Credit Facility, and, therefore, may be considered by FINRA to have a conflict of interest with regard to this offering.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) of this Section 7, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) of this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) of this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary or (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by RBC Capital Markets, LLC and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Initial Purchasers, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Shares exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

9. Termination. This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Shares, prior to any Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange or over-the-counter market, The NASDAQ Global Select Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or general economic or political conditions including, without limitation, as a result of terrorist activities or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or any Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

10. Defaulting Initial Purchaser.

(a) If, on the Closing Date or any Additional Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Shares that it has agreed to purchase hereunder on such date, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Shares by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Shares on such terms. If other persons become obligated or agree to purchase the Shares of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or any Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Shares that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or any Additional Closing Date, as the case may be, does not exceed one-eleventh of the aggregate number of Shares to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the number of Shares that such Initial Purchaser agreed to purchase hereunder (or under any other agreement pursuant to which such Initial Purchaser agreed to purchase Shares that a defaulting Initial Purchaser failed to purchase) on such date plus such Initial Purchaser’s pro rata share (based on the number of Shares that such Initial Purchaser agreed to purchase on such date) of the Shares of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or any Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Shares to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Initial Purchasers to purchase Shares on such Additional Closing Date, as the case may be shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default, including expenses paid pursuant to Section 11(b) below.

11. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Shares and any taxes payable in that connection; (ii) the costs incident to the preparation and printing the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including any exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the fees and expenses of the Company’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Shares under the laws of Canada and such other jurisdictions as the

Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (v) the costs and charges of any transfer agent and any registrar; (vi) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA; (vii) the preparation, printing and distribution of one or more versions of the Preliminary Offering Memorandum and the Offering Memorandum for distribution in Canada, often in the form of a Canadian “wrapper” (including related fees and expenses of Canadian counsel to the Initial Purchasers); (viii) the approval of the Shares for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses associated with the Deposit Agreement and the fees of the Depositary.

(b) If (i) this Agreement is terminated pursuant to Section 9(ii), (ii) the Company for any reason fails to tender the Shares for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any of the obligations under this Agreement or (iii) the Initial Purchasers decline to purchase the Shares for any reason permitted under this Agreement, the Company agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby; provided that the Company shall not be obligated to reimburse such costs and expenses of the Initial Purchasers if this Agreement is terminated pursuant to Sections 9(i), 9(iii) or 9(iv), and the Company shall not be obligated to reimburse such costs and expenses of a defaulting Initial Purchaser if this Agreement is terminated pursuant to Section 10 by reason of the default of an Initial Purchaser.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof, and the affiliates of each Initial Purchaser referred to in Section 7(a) hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Shares from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchasers.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term

“subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

15. Research Analyst Independence. The Company acknowledges that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Initial Purchasers’ investment banking divisions. The Company acknowledges that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

16. Miscellaneous.

(a) Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by RBC Capital Markets, LLC on behalf of the Initial Purchasers, and any such action taken by RBC Capital Markets, LLC shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to Michael Goldberg, Syndicate Director, RBC Capital Markets, LLC (fax: 212-428-6260) and confirmed to the General Counsel, RBC Capital Markets, LLC, at 3 World Financial Center, 200 Vesey Street, New York, New York, 10281, Attention: General Counsel. Notices to the Company shall be given to it at Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087 (fax: 610-687-3688); Attention: Nancy M. Snyder.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature page follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

PENN VIRGINIA CORPORATION

By:	/s/ Nancy M. Snyder
	Name:	Nancy M. Snyder
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

[Signature page to Purchase Agreement]

Accepted: June 11, 2014

RBC CAPITAL MARKETS, LLC

For itself and on behalf of the several Initial Purchasers listed in Schedule 1 hereto

By:	/s/ Rick Brice
	Name:	Rick Brice
	Title:	Managing Director

[Signature page to Purchase Agreement]

Schedule 1

Initial Purchaser	Number of Depositary Shares

RBC Capital Markets, LLC	2,261,111
Wells Fargo Securities, LLC	146,667
Credit Suisse Securities (USA) LLC	97,778
Merrill Lynch, Pierce, Fenner & Smith Incorporated	97,778
Scotia Capital (USA) Inc.	97,778
SunTrust Robinson Humphrey, Inc.	48,888

Total	2,750,000

Schedule 2

Owned or Controlled Subsidiaries

Name	Jurisdiction of Organization

Penn Virginia Holding Corp.	Delaware
Penn Virginia MC Corporation	Delaware
Penn Virginia MC Energy L.L.C.	Delaware
Penn Virginia MC Gathering Company L.L.C.	Oklahoma
Penn Virginia MC Operating Company L.L.C.	Delaware
Penn Virginia Oil & Gas Corporation	Virginia
Penn Virginia Oil & Gas GP LLC	Delaware
Penn Virginia Oil & Gas LP LLC	Delaware
Penn Virginia Oil & Gas, L.P.	Texas
Penn Virginia Resource Holdings Corp.	Delaware

Schedule 3

Significant Subsidiaries

Name	Jurisdiction of Organization

Penn Virginia Holding Corp.	Delaware
Penn Virginia MC Corporation	Delaware
Penn Virginia MC Energy L.L.C.	Delaware
Penn Virginia MC Operating Company L.L.C.	Delaware
Penn Virginia Oil & Gas Corporation	Virginia
Penn Virginia Oil & Gas GP LLC	Delaware
Penn Virginia Oil & Gas LP LLC	Delaware
Penn Virginia Oil & Gas, L.P.	Texas

Schedule 4

Lock-Up Agreements

Executive Officers:

H. Baird Whitehead

John A. Brooks

Steven A. Hartman

Nancy M. Snyder

Directors:

John U. Clarke

Edward B. Cloues, II

Steven W. Krablin

Marsha R. Perelman

H. Baird Whitehead

Gary K. Wright

Annex A-1

[Form of Opinion of Special Counsel for the Company]

1. Except as is disclosed in the Offering Memorandum, the execution, delivery and performance by the Company of the Purchase Agreement, the Deposit Agreement, the Articles of Amendment, the Conversion Agreements, the issuance and sale of the Shares being delivered on the Closing Date or any Additional Closing Date, as the case may be, the issuance of the Underlying Shares upon conversion of the Shares and compliance by the Company with the terms of, and the consummation of the transactions contemplated by, the Purchase Agreement will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the credit agreement described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 or Current Reports on Form 8-K filed May 15, 2014 or any indenture to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject that is filed or incorporated by reference as an exhibit to (x) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and (y) each current or periodic report filed by the Company with the United States Securities and Exchange Commission from the date of filing of such Annual Report to the date hereof, or result in the violation of any U.S. federal or New York State law or statute or any judgment, order or regulation of any U.S. federal or New York State court or arbitrator or governmental or regulatory authority (excluding U.S. Federal or New York State securities laws or statutes or any judgment, order or regulation thereunder) except, in each case, for such breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2. Except as disclosed in the Offering Memorandum, no consent, approval, authorization, order, registration or qualification of or with any U.S. federal or New York State court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Purchase Agreement, the Deposit Agreement, the Articles of Amendment, the Conversion Agreements, the issuance and sale of the Shares being delivered on the Closing Date or any Additional Closing Date, as the case may be, the issuance of the Underlying Shares upon conversion of the Shares and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Purchase Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and resale of the Shares by the Initial Purchasers.

3. The statements in the Preliminary Offering Memorandum and Offering Memorandum under the heading “Certain United States Federal Tax Considerations”, to the extent that they constitute summaries of the terms of stock, matters of law or regulation or legal conclusions, accurately summarize the matters described therein in all material respects.

A-1-1

4. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be required to register as an “investment company” within the meaning of the Investment Company Act.

Such counsel shall also state that they have participated in conferences with representatives of the Company, with representatives of its independent accountants and counsel and representatives of the Initial Purchasers and their counsel, at which conferences the contents of the Time of Sale Information and the Offering Memorandum and any amendment and supplement thereto and related matters were discussed and, although such counsel assume no responsibility for the accuracy, completeness or fairness of the Time of Sale Information, the Offering Memorandum and any amendment or supplement thereto (except as expressly provided in paragraph (3) above), nothing has come to the attention of such counsel to cause such counsel to believe that the Time of Sale Information, at the Time of Sale (which such counsel may assume to be the date of the Purchase Agreement) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or that the Offering Memorandum or any amendment or supplement thereto as of its date and the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than the financial statements and the related schedules and notes thereto and other financial, accounting and oil, natural gas or coal reserve information contained or incorporated by reference therein or omitted therefrom, as to which such counsel need express no belief).

In rendering such opinion, such counsel may rely as to matters of fact on certificates of responsible officers of the Company and public officials that are furnished to the Initial Purchasers.

A-1-2

Annex A-2

[Form of Opinion of Virginia Counsel for the Company]

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged as described in the Time of Sale Information and Offering Memorandum.

2. The Company has an authorized capitalization as set forth in the Time of Sale Information and Offering Memorandum under the heading “Description of Capital Stock”; and the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and Offering Memorandum (it being understood that counsel does not express any opinion on the statements made under “Description of Capital Stock — Common Stock — Fully Paid”).

3. The Company has all requisite corporate power and authority to enter into the Purchase Agreement, the Deposit Agreement and the Articles of Amendment and to perform its obligations under the Purchase Agreement, the Deposit Agreement and the Articles of Amendment.

4. Each of the Purchase Agreement, the Deposit Agreement and the Articles of Amendment has been duly authorized, executed and delivered by the Company.

5. The Shares to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized, and when issued and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable and the issuance of the Shares is not subject to any preemptive or similar rights created by the Virginia Stock Corporation Act (the “VSCA”) or the Articles of Incorporation or Bylaws of the Company.

6. The Underlying Shares initially issuable upon conversion of the Shares have been duly authorized, reserved for issuance, and when issued upon such conversion, will be validly issued, fully paid and nonassessable, not subject to preemptive or similar rights created by the VSCA or the Articles of Incorporation or Bylaws of the Company. No further action by the Company’s board of directors is required prior to the issuance of the Underlying Shares upon conversion of the Shares (assuming at the time of such issuance the Company has a sufficient number of authorized but unissued shares of common stock available therefor).

7. The execution, delivery and performance by the Company of the Purchase Agreement, the Deposit Agreement and the Articles of Amendment, the issuance and sale of the Shares being delivered on the Closing Date or any Additional Closing Date, as the case may be, the issuance of the Underlying Shares upon conversion of the Shares and compliance by the Company with the terms of, and the consummation of the transactions contemplated by, the Purchase Agreement, the Deposit Agreement and the Articles of Amendment will not (a) result in any violation of the provisions of the Articles of

A-2-1

Incorporation or Bylaws of the Company or (b) result in any violation of any order, rule or regulation, known to such counsel to be applicable to the Company, of any court or governmental agency under the laws of the Commonwealth of Virginia.

8. No consent, approval, authorization, order, registration or qualification of or with any governmental or regulatory authority of the Commonwealth of Virginia or, to such counsel’s knowledge, any court thereof is required for the execution, delivery and performance by the Company of the Purchase Agreement, the Deposit Agreement, the Articles of Amendment, the issuance and sale of the Shares being delivered on the Closing Date or any Additional Closing Date, as the case may be, the issuance of the Underlying Shares upon conversion of the Shares and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Purchase Agreement, except (a) for the filing by the Company of the Articles of Amendment with the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) establishing the terms of the Preferred Shares and the issuance by the SCC of the Certificate of Amendment with respect thereto and (b) as may be required under the blue sky laws of the Commonwealth of Virginia (as to which counsel expresses no opinion).

9. The statements made in the Time of Sale Information and the Offering Memorandum under the headings “Description of Capital Stock” and “Description of Series B Convertible Preferred Stock” insofar as they purport to constitute summaries of the Company’s Articles of Incorporation or Bylaws or Virginia statutes, constitute accurate summaries of the terms of such documents and statutes in all material respects.

A-2-2

Annex A-3

[Form of Opinion of General Counsel for the Company]

1. All of the issued partnership interests, limited liability company interests or shares of capital stock, as applicable, of the Company and each Significant Subsidiary have been duly authorized and validly issued in accordance with the organizational documents of such entity, and are (except for general partner interests) fully paid (to the extent required under such entity’s organizational documents) and non-assessable, except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), as applicable; all shares of capital stock, limited liability company interests or limited partnership interests (except for directors’ qualifying shares or interests) of the Significant Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than pursuant to loan or credit agreements filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 or Current Report on Form 8-K filed May 15, 2014.

2. Each of the Company and its subsidiaries owns, possesses or has obtained all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all governmental authorities (including foreign regulatory agencies), all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof, except where the failure to so own, possess or obtain would not reasonably be expected to have a Material Adverse Effect.

3. The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

4. The documents incorporated by reference in the Time of Sale Information and the Offering Memorandum or any further amendment or supplement thereto made by the Company prior to the Closing Date or any Additional Closing Date, as the case may be, (other than the financial statements and related schedules therein, as to which such counsel need express no opinion), when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder; and such counsel has no reason to believe that any of such documents, when such documents were so filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading.

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5. Except as is disclosed in the Offering Memorandum, the execution, delivery and performance by the Company of the Purchase Agreement, the Deposit Agreement, the Articles of Amendment, the Conversion Agreements, the issuance and sale of the Shares being delivered on the Closing Date or any Additional Closing Date, as the case may be, the issuance of the Underlying Shares upon conversion of the Shares and compliance by the Company with the terms of, and the consummation of the transactions contemplated by, the Purchase Agreement will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, that is filed or incorporated by reference as an exhibit to (x) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and (y) each current or periodic report filed by the Company with the United States Securities and Exchange Commission from the date of filing of such Annual Report to the date hereof, other than the credit agreement described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 or Current Reports on Form 8-K filed May 15, 2014 or any indenture except, in each case, for such breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Annex B

Issuer Written Communication containing the terms of the Shares and other information, substantially in the form of Annex C.

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Annex C

PRICING TERM SHEET	Strictly Confidential
Dated June 11, 2014

Depositary Shares

Each representing a 1/100th Interest in a Share of

6.00% Convertible Perpetual Preferred Stock, Series B

The information in this pricing term sheet relates only to the offering of the depositary shares, each representing a 1/100th ownership interest in a share of 6.00% Convertible Perpetual Preferred Stock, Series B and should be read together with the preliminary offering memorandum dated June 9, 2014 (the “Preliminary Offering Memorandum”). This pricing term sheet supersedes the information in the Preliminary Offering Memorandum only to the extent inconsistent with such information. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	Penn Virginia Corporation

Ticker:	PVA (The “New York Stock Exchange”)

Title of Securities:	Depositary shares (the “Depositary Shares”) each representing a 1/100th interest in a share of 6.00% Convertible Perpetual Preferred Stock, Series B (“Series B Convertible Preferred Stock”)

Issue Size:	2,750,000 Depositary Shares (or 3,250,000 Depositary Shares if the initial purchasers exercise their over-allotment option in full)

Liquidation Preference per Share:	$10,000.00 per share of Series B Convertible Preferred Stock (equivalent to $100.00 per Depositary Share)

Offering Price:	$100 per Depositary Share

Use of Proceeds:	The Issuer estimates that the net proceeds from the sale of the Depositary Shares will be approximately $264.2 million (or $312.5 million if the initial purchasers exercise their over-allotment option in full) after deducting the initial purchasers’ discount and estimated offering expenses. The Issuer intends to use the net proceeds from this offering to finance the acceleration of the Issuer’s development program in the Eagle Ford Shale with the remainder being used to increase the Issuer’s lease acquisition effort in the Eagle Ford Shale. The Issuer intends to add another rig in the Eagle Ford Shale in July of 2014, which the Issuer expects will enable the Issuer to drill an additional 8 gross (7.6 net) wells in the remainder of 2014. In the near term, the Issuer intends to use the net proceeds to pay down a portion of the outstanding borrowings under the Issuer’s revolving credit facility and for general corporate purposes. The Issuer intends to reborrow such amounts, as needed, to fund the use of proceeds described above.

Trade Date:	June 11, 2014

Expected Settlement Date:	June 16, 2014

Dividend Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2014

Dividend Record Dates:	Dividends will be payable to holders of record as they appear on the Issuer’s stock register on the January 1, April 1, July 1 and October 1 immediately preceding each dividend payment date.

Dividends:	6.00% per annum per share on the liquidation preference thereof of $10,000.00 per each share of Series B Convertible Preferred Stock per annum (equivalent to $100.00 per Depositary Share). Dividends will accrue and cumulate from the date of settlement and, to the extent that the Issuer is legally permitted to pay dividends and the Issuer’s board of directors, or an authorized committee of its board of directors, declares a dividend payable, the Issuer will pay dividends in cash, shares of the Issuer’s common stock or a combination thereof, on each dividend payment date. The dividend payable (if declared) on the first dividend payment date is expected to be $198.33 per share of Series B Convertible Preferred Stock (equivalent to $1.9833 per Depositary Share) and on each subsequent dividend payment date is expected to be $150.00 per share of Series B Convertible Preferred Stock (equivalent to $1.50 per Depositary Share).

NYSE Closing Sale Price of the Issuer’s common stock on June 10, 2014	$14.11 per share of the Issuer’s common stock

Redemption:	None

Initial Conversion Rate:	545.17 shares of the Issuer’s common stock for each share of Series B Convertible Preferred Stock (equivalent to 5.4517 shares of the Issuer’s common stock for each Depositary Share).

Initial Conversion Price:	Approximately $18.34 per share of the Issuer’s common stock

Conversion at Option of Holder:	Holders of Series B Convertible Preferred Stock may elect to convert their Series B Convertible Preferred Stock into shares of the Issuer’s common stock at the conversion rate at any time.

Mandatory Conversion:	On or after July 15, 2019, if (i) the amendment effective date or the shareholder approval date (each as defined in the Preliminary Offering Memorandum) has occurred prior to our issuance of a press release announcing the mandatory conversion and (ii) the Daily VWAP of the Issuer’s common stock equals or exceeds 130% of the then-prevailing conversion price (the liquidation preference divided by the then-prevailing conversion rate) for at least 20 Trading Days within any period of 30 consecutive Trading Days (including the last Trading Day of such period), the Issuer may, at its option, cause all or a portion of shares of Series B Convertible Preferred Stock to be automatically converted into shares of the Issuer’s common stock at the then-applicable conversion rate, plus accumulated and unpaid dividends (other than previously declared dividends on the Series B Convertible Preferred Stock payable to holders of record as of a prior date).

Conversion Upon Fundamental Change:	In connection with the occurrence of a fundamental change, holders that convert their Series B Convertible Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 15 days after such effective date, will receive, for each share of

Series B Convertible Preferred Stock, a number of shares of the Issuer’s common stock equal to the then-applicable conversion rate, plus a number of additional shares of the Issuer’s common stock, if any, determined pursuant to the table set forth opposite the caption “Make-Whole Premium for Conversion upon a Fundamental Change” below.

Make-Whole Premium for Conversion upon a Fundamental Change:

The following table sets forth the additional number of shares of the Issuer’s common stock (or make-whole premium) for each share of Series B Convertible Preferred Stock converted as described above in the provisions opposite the caption “Conversion Upon Fundamental Change” for each hypothetical stock price and effective date set forth below:

Stock Price on Effective Date
Effective Date	$14.11	$15.00	$17.50	$18.34	$20.00	$23.85	$25.00	$30.00	$40.00	$50.00	$75.00	$100.00
June 11, 2014	163.54	163.54	142.19	133.25	118.18	92.65	86.83	67.57	45.41	33.04	17.36	9.73
July 15, 2015	163.54	159.49	126.93	118.39	104.10	80.31	74.97	57.63	38.36	27.90	14.83	8.48
July 15, 2016	163.54	143.23	111.28	102.99	89.25	66.91	62.03	46.65	30.52	22.18	11.94	6.98
July 15, 2017	163.54	129.06	96.45	88.05	74.25	52.53	47.98	34.40	21.76	15.80	8.64	5.17
July 15, 2018	163.54	125.28	83.74	74.58	59.50	36.30	31.76	19.76	11.62	8.48	4.74	2.90
July 15, 2019 and thereafter	163.54	121.50	77.56	67.50	50.10	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock price and effective dates may not be set forth on the table, in which case: (a) if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year; (b) if the stock price is in excess of $100.00 per share (subject to adjustment as described in the Preliminary Offering Memorandum), then no additional shares will be added to the conversion rate; and (c) if the stock price is less than $14.11 per share (subject to adjustment as described in the Preliminary Offering Memorandum), then no additional shares will be added to the conversion rate.

Sole Structuring Advisor and Sole Book-Runner:	RBC Capital Markets, LLC

Co-Managers:	Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

CUSIP/ISIN for the Depositary Shares:	707882 403 / US7078824031

CUSIP/ISIN for the Series B Convertible Preferred Stock:	707882 601 / US7078826010

This communication is intended for the sole use of the person to whom it is provided by the sender. This information does not purport to be a complete description of the Depositary Shares or the offering thereof.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Depositary Shares, the Series B Convertible Preferred Stock, the shares of Issuer’s common stock issuable upon conversion of the Series B Convertible Preferred Stock and the shares of the Issuer’s common stock issuable as a dividend on the Series B Convertible Preferred Stock, if any, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Depositary Shares, the Series B Convertible Preferred Stock, the shares of the Issuer’s common stock issuable upon conversion of the Series B Convertible Preferred Stock and the shares of the Issuer’s common stock issuable as a dividend on the Series B Convertible Preferred Stock, if any, may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act. For further details about eligible offers and resale restrictions, see “Transfer Restrictions; Notice to Investors” in the Preliminary Offering Memorandum.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Exhibit A

FORM OF LOCK-UP AGREEMENT

June     , 2014

RBC Capital Markets, LLC

3 World Financial Center

200 Vesey Street

New York, New York 10281-8098

As Representative of the

several Initial Purchasers listed

in Schedule 1 to the

Purchase Agreement

Re: Penn Virginia Corporation — Private Offering

Ladies and Gentlemen:

The undersigned understands that the several Initial Purchasers listed in Schedule 1 to the Purchase Agreement (the “Initial Purchasers”) propose to enter into a purchase agreement (the “Purchase Agreement”) with Penn Virginia Corporation, a Virginia corporation (the “Company”), providing for the private offering (the “Private Offering”) by the Initial Purchasers, of Convertible Perpetual Preferred Stock, Series B, of the Company, that is represented by depositary shares (the “Stock”). “Securities,” as used herein, means the common stock, par value $0.01 per share (the “Common Stock”) of the Company or any securities convertible into or exercisable or exchangeable for Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

In consideration of the Initial Purchasers’ agreements to purchase and make the Private Offering of the Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of RBC Capital Markets, LLC, the undersigned will not, during the period ending 90 days after the date of the offering memorandum (the “Offering Memorandum”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Securities (including without limitation, Securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of RBC Capital Markets, LLC, it will not, during the period ending 90 days after the date of the Offering Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Securities. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the foregoing, the restrictions set forth herein shall not apply to the offer, sale, pledge or other transfer or disposition by the undersigned and all other individuals signing an agreement similar to this Lock-Up Agreement of up to an aggregate of 200,000 shares of Common Stock. In addition, notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Common Stock without the prior written consent of the Representative (i) as a bona fide gift or gifts; or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), provided that (1) the Representative receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. If the undersigned desires to sell, pledge, transfer or other dispose of shares of Common Stock within the lock-up period, prior to making any such sale, pledge, transfer or disposition the undersigned will first notify the General Counsel of the Company and the General Counsel shall advise the undersigned as to the aggregate number of shares of Common Stock, if any, that may be sold, pledged, transferred or disposed by the undersigned pursuant to the first sentence of this paragraph.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Stock to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that the Initial Purchasers are entering into the Purchase Agreement and proceeding with the Private Offering in reliance upon this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature page follows]

Very truly yours,

By:
Name:
Title:

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